Exhibit (d)(9)(A)

JOHN HANCOCK TRUST

Grantham, Mayo, Van Otterloo & Co. LLC

AMENDMENT (the “Amendment”) made as of this 1st day of October, 2009 to the Subadvisory Agreement dated October 17, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC , a Delaware limited liability company (the “Adviser”), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation of Subadviser”, is hereby amended and restated.

2.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust (the “Trust”) and (ii) execution of the Amendment.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meaning specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Bruce Speca
Name: Bruce Speca
Title: Executive Vice President

Grantham, Mayo, Van Otterloo & Co. LLC

By:	/s/ JB Kittredge
Name: JB Kittredge
Title: General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the following Portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio as indicated below.

1.            For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

"Portfolio Assets" shall mean the net assets of a given Portfolio managed by the Subadviser for which the fee is being calculated;

"Other Assets" shall mean, with respect to a Portfolio, the net assets of the portion of assets managed by the Subadviser of the Accounts listed below as corresponding to such Portfolio;

"Combined Assets" shall mean the sum of Portfolio Assets and Other Assets; and

"Daily Portfolio Net Assets" shall mean the net asset value of the Portfolio Assets as of the end of each day.

"Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

2.            The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Portfolio Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser). The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Portfolio Net Assets, and dividing by 365 (366 in a leap year).

3.            The following table shall be used to determine the Other Assets that correspond to each Portfolio:

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”

Growth Opportunities Trust	John Hancock Growth Opportunities Fund, a series of John Hancock Funds III;

Intrinsic Value Trust	None

U.S. Multi Sector Trust	John Hancock U.S. Multi Sector Fund, a series of John Hancock Funds II;

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”

Growth Trust	None

International Growth Trust	International Growth Fund, a series of John Hancock Funds III;

International Core Trust (formerly, International Stock Trust)	International Core Fund, a series of John Hancock Funds III

Value Opportunities Trust	Value Opportunities Fund, a series of John Hancock Funds III

4.            The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement with respect to each Portfolio, in each case (unless otherwise noted) based on the Daily Combined Net Assets as indicated.

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $[ ]	Second Tranche: Daily Combined Net Assets in Excess of $[ ]	Third Tranche: Daily Combined Net Assets in Excess of $[ ]	Fourth Tranche: Daily Combined Net Assets in Excess of $[ ]

Growth Opportunities Trust	[ ]%	[ ]%	[ ]%	[ ]%

Value Opportunities Trust	[ ]%	[ ]%	[ ]%	[ ]%

Intrinsic Value Trust	[ ]%	[ ]%	[ ]%	[ ]%

U.S. Multi Sector Trust	[ ]%	[ ]%	[ ]%	[ ]%

Growth Trust	[ ]%	[ ]%	[ ]%	[ ]%

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $[ ]	Second Tranche: Daily Combined Net Assets in Excess of $[ ]	Third Tranche: Daily Combined Net Assets in Excess of $[ ]	Fourth Tranche: Daily Combined Net Assets in Excess of $[ ]	Fifth Tranche: Daily Combined Net Assets in Excess of $[ ]	Fifth Tranche: Daily Combined Net Assets in Excess of $[ ]

International Growth Trust	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%

International Core Trust

(formerly, International Stock Trust)	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets. For example, using the first Portfolio above, Growth Opportunities Trust, if Daily Combined Net Assets were $[ ], the Applicable Rate would be [ ] = [ ]%.